Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Fourth Quarter 2020 Results

Delivers top-line growth, strong cash flow and deleveraging
Provides update on Riviana acquisition and value creation initiatives

HIGHLIGHTS
•Generated reported net sales growth of 3.3% and organic net sales growth of 4.0% compared to the fourth quarter of 2019.
•Fourth quarter 2020 earnings per diluted share from continuing operations was $1.29 compared to $0.27 for the same period in 2019.
•Fourth quarter 2020 adjusted earnings per diluted share from continuing operations was $1.07, within the Company's guidance range of $1.00 to $1.10.
•Completed the acquisition of Ebro's Riviana Foods U.S. branded pasta business in December which is on-track to deliver $25 to $30 million in adjusted EBITDA from continuing operations and $0.20 to $0.30 in adjusted earnings per diluted share from continuing operations in 2021.
•Issued 2021 guidance range for adjusted earnings per diluted share from continuing operations of $2.80 to $3.20 and revenue guidance of $4.40 to $4.60 billion.

Oak Brook, IL, February 11, 2021 — TreeHouse Foods, Inc. (NYSE: THS) today reported fourth quarter GAAP earnings per diluted share from continuing operations of $1.29 compared to $0.27 reported for the fourth quarter of 2019. The Company generated adjusted earnings per diluted share from continuing operations1 of $1.07 in the fourth quarter of 2020 compared to $1.10 in the fourth quarter of 2019.

"I’m incredibly proud of our TreeHouse teammates and all that we accomplished in 2020," said Steve Oakland, Chief Executive Officer and President. "The progress we've made at TreeHouse over the last several years against our strategic pillars has strengthened our business, improved our efficiency and profitability. Our reorganization early last year to a two-division structure - Snacking & Beverages and Meal Preparation - enabled each of our businesses to focus on their unique strategies and tactics that would best position them for success - delivering for our customers and keeping our communities nourished. This differentiated us from our competition as we serviced increased food-at-home demand this past year."

Mr. Oakland continued, "Although we faced significant challenges in 2020 related to the COVID-19 pandemic, we demonstrated great resilience. We have also identified clear learnings that shape our path forward to further advance our customer relationships and create opportunities to drive growth and greater profit expansion. As we move into 2021, we look to capitalize on our leading portfolio of private label foods and beverages and build upon our successes from 2020 to drive greater value for all of our stakeholders."

"Fourth quarter net sales of $1.18 billion grew 3.3%, while adjusted earnings per diluted share from continuing operations of $1.07 reflected the impact of significantly higher labor and freight costs and disruptions caused by the COVID-19 pandemic," said Bill Kelley, EVP and Chief Financial Officer. "In addition to delivering improved profitability, I’m especially pleased that we generated very strong free cash flow1 of $298 million in 2020. This allowed us to accelerate our deleveraging efforts, and we finished the year well within our target range of 3.0 – 3.5x net debt to EBITDA2, per our bank covenants. As a result, we have revised our capital allocation strategy to focus on maintaining a strong balance sheet; business reinvestment – such as the acquisition of Ebro’s Riviana Foods U.S. branded pasta business; and returning capital to shareholders via stock buybacks, with our repurchase of $25 million in shares in the fourth quarter."
 __________________________________________________

1	Adjusted earnings per diluted share from continuing operations, organic net sales, adjusted EBIT margin from continuing operations, and adjusted EBITDA from continuing operations, organic net sales, and free cash flow are Non-GAAP financial measures. See "Comparison of Adjusted Information to GAAP Information" for the definition of the Non-GAAP measures, information concerning certain items affecting comparability, and reconciliations of the Non-GAAP measures to the most directly comparable GAAP measure.
2	Net debt and EBITDA as defined by our bank covenants are Non-GAAP financial measures. Reconciliation to the equivalent GAAP financial measures are not meaningful or available without unreasonable effort.

2

OUTLOOK

"Our intense focus on the customer and excellent service continue to be of the utmost importance in 2021," continued Mr. Oakland. "Although uncertainties around COVID-19 persist and continue to affect our business, I remain confident in the private label opportunity and in our ability to capitalize on those opportunities across our portfolio to effectively drive value going forward."

The following are TreeHouse's 2021 guidance ranges on a continuing operations basis:
•Adjusted earnings per diluted share from continuing operations of $2.80 to $3.20
•Reported net sales between $4.40 to $4.60 billion
•Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") from continuing operations1 between $525 to $570 million
•Interest expense between $84 and $90 million
•Adjusted effective tax rate between 24% and 25%
•Diluted weighted average shares outstanding of approximately 56.0 to 56.5 million shares
•Capital expenditures of approximately $140 million

TreeHouse believes the overall food and beverage industry is facing significant inflation across several agricultural commodities, specifically oils (coconut, soybean, and palm), wheat, and oats. As a result, the Company is in the process of implementing pricing across several categories, and other cost saving measures in order to offset the impact of inflation. TreeHouse anticipates the impact of its pricing actions to be evident in the second half of 2021.

The Company is not able to reconcile prospective adjusted earnings per diluted share from continuing operations and prospective adjusted EBITDA (Non-GAAP) to the most comparable GAAP financial measure without unreasonable effort due to the inherent uncertainty and difficulty of predicting the occurrence, financial impact, and timing of certain items impacting GAAP results. These items include, but are not limited to, mark-to-market adjustments of derivative contracts, foreign currency exchange on the re-measurement of intercompany notes, or other non-recurring events or transactions that may significantly affect reported GAAP results.

3

FOURTH QUARTER 2020 FINANCIAL RESULTS

Net sales for the fourth quarter of 2020 totaled $1,177.2 million compared to $1,139.5 million for the same period last year, an increase of 3.3%. The change in net sales from 2019 to 2020 was due to the following:

	Three Months	Twelve Months
	(unaudited)	(unaudited)
Volume/mix excluding SKU rationalization, divestitures, and acquisitions	3.6%	2.7%
Pricing	0.4	—
Total change in organic net sales[1]	4.0%	2.7%
Volume/mix related to divestitures	(1.8)	(1.4)
SKU rationalization	—	(0.1)
Acquisition	1.0	0.3
Foreign currency	0.1	(0.1)
Total change in net sales	3.3%	1.4%

Organic net sales increased 4.0% in the fourth quarter of 2020 compared to the fourth quarter of 2019 driven by:

•Volume/mix excluding SKU rationalization, divestitures, and acquisitions was favorable 3.6% year-over-year primarily due to increased retail demand as a result of the COVID-19 pandemic, which outpaced the impact of carryover distribution losses and decreased food-away-from-home demand.
•Pricing was favorable 0.4% in the fourth quarter of 2020 compared to 2019, primarily as a result of lower trade spend.

The year-over-year increase in organic net sales was partially offset by the divestiture of the two In-Store Bakery facilities, which was unfavorable 1.8%. The inclusion of the business from the pasta acquisition was favorable by 1.0%, and foreign currency was favorable 0.1% year-over-year.

Gross profit as a percentage of net sales was 19.4% in the fourth quarter of 2020, compared to 19.8% in the fourth quarter of 2019, a decrease of 0.4 percentage points. The decrease is primarily due to incremental costs incurred in response to the COVID-19 pandemic, including increased production shifts, supplemental pay, protective equipment for employees, and additional sanitation measures. This was partially offset by favorable channel mix of more retail and less food-away-from-home business and higher throughput at our network of manufacturing and distribution facilities.

Total operating expenses as a percentage of net sales were 14.8% in the fourth quarter of 2020 compared to 17.0% in the fourth quarter of 2019, a decrease of 2.2 percentage points. The decrease is primarily attributable to the 2019 non-recurring impairment charge of $41.1 million related to the sale of the Fridley, Minnesota and Lodi, California In-Store Bakery facilities. This decrease was partially offset by the pasta acquisition-related expenses of $6.3 million, higher freight costs due to reduced market capacity and an increase in spot market usage, and increase in restructuring expenses partially due to a reduction of Corporate office space.

Total other expense of $12.0 million in the fourth quarter of 2019 decreased by $14.7 million to be total other income of $2.7 million in the fourth quarter of 2020. The decrease was primarily related to a favorable non-cash mark-to-market impact from hedging activities, driven by interest rate swaps and commodity contracts, and favorable currency exchange rate impacts between the U.S. and Canadian dollar during the fourth quarter of 2020. This was partially offset by higher interest expense driven by the realized loss on swap contracts.

The Company's fourth quarter 2020 effective income tax rate was (29.6)% compared to 23.1% in the fourth quarter of 2019. The change in the rate year-over-year is primarily due to benefits recognized in 2020 related to the net operating loss carryback provisions of the CARES Act and a change in the amount of valuation allowance recorded against certain deferred tax assets, partially offset by an increase in the amount of non-deductible executive compensation.

Net income from continuing operations for the fourth quarter of 2020 was $73.2 million, compared to $15.3 million for the same period of the previous year. Adjusted EBITDA1 was $154.2 million in the fourth quarter of 2020, a decrease of 1.5% compared to the fourth quarter of 2019. The decrease in adjusted EBITDA was primarily due to higher freight costs due to decreased market capacity and an increase in spot market usage, and higher variable incentive compensation, partially offset by lower fixed costs leveraged with higher volume.

Net loss from discontinued operations increased $39.0 million in the fourth quarter of 2020 compared to the fourth quarter of 2019. The increase is primarily related to a $51.1 million non-cash impairment charge related to the expected loss on disposal of the Ready-to-eat Cereal business recognized in the fourth quarter of 2020 which was partially offset by its related tax benefit.

Our cash provided by operating activities from continuing operations was $403.6 million in 2020 compared to $263.9 million in 2019, an increase of $139.7 million. The increase was primarily attributable to higher cash earnings and the cash benefits from the CARES Act. The Company's working capital management emphasis continues to be focused on driving faster collection of receivables, reducing inventory, and extending vendor payment terms.

The Company’s three and twelve months 2020 and 2019 results included certain items noted below that, in management’s judgment, affect the assessment of earnings period-over-period.

RECONCILIATION OF DILUTED INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS TO ADJUSTED DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Diluted earnings (loss) per share from continuing operations (GAAP)	$1.29	$0.27	$0.87	$(1.96)
Restructuring programs & other	0.38	0.27	1.28	1.88
Mark-to-market adjustments	(0.37)	(0.12)	0.53	0.83
COVID-19	0.19	—	0.41	—
Acquisition, integration, divestiture, and related costs	0.15	0.01	0.18	0.01
Litigation matter	—	—	0.16	0.44
Tax indemnification	—	—	0.09	0.02
Debt amendment and repurchase activity	—	—	0.02	—
Change in regulatory requirements	(0.01)	0.16	0.02	0.26
Executive management transition	—	0.05	0.01	0.05
Impairment	—	0.72	—	2.28
Multiemployer pension plan withdrawal	—	0.01	—	0.08
Foreign currency gain on re-measurement of intercompany notes	(0.10)	(0.04)	(0.01)	(0.09)
Taxes on adjusting items	(0.46)	(0.23)	(0.83)	(1.42)
Dilutive impact of shares [1]	—	—	—	0.01
Adjusted diluted EPS from continuing operations (Non-GAAP)	$1.07	$1.10	$2.73	$2.39

________________________________________________

1	As reported results reflect a loss for the twelve months ended December 31, 2019, all equity awards were considered anti-dilutive and excluded from the EPS calculation. However, the corresponding adjusted amounts reflect net income, therefore, equity awards are considered dilutive, and an adjustment is required to reflect total dilutive shares of 56.5 million compared to basic shares of 56.2 million for the twelve months ended December 31, 2019.

FOURTH QUARTER 2020 SEGMENT RESULTS

	Three Months Ended December 31,
	Meal Preparation		Snacking & Beverages
	2020	2019	2020	2019
	(unaudited, dollars in millions)
Net sales	$717.4	$696.0	$460.9	$443.5
Direct operating income	101.9	107.8	68.3	58.6
Direct operating income percent	14.2%	15.5%	14.8%	13.2%

The change in net sales from the fourth quarter of 2019 to the fourth quarter of 2020 was due to the following:

	Three Months Ended December 31,
	Meal Preparation		Snacking & Beverages
	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2019 Net Sales	$696.0		$443.5
Volume/mix excluding SKU rationalization, divestitures, and acquisitions	5.4	0.8%	34.9	7.9%
Pricing	3.8	0.5	1.0	0.2
Volume/mix related to divestitures	—	—	(19.1)	(4.3)
Acquisition	11.6	1.7	—	—
Foreign currency	0.6	0.1	0.6	0.1
2020 Net Sales	$717.4	3.1%	$460.9	3.9%

Volume/mix related to divestitures		—		4.3
Acquisition		(1.7)		—
Foreign currency		(0.1)		(0.1)
Percent change in organic net sales		1.3%		8.1%

Meal Preparation

Net sales in the Meal Preparation segment increased $21.4 million, or 3.1%, in the fourth quarter of 2020 compared to the fourth quarter of 2019. The change in net sales was primarily due to the inclusion of the business from the pasta acquisition. Additionally, volume/mix increased due to recent distribution gains and stronger retail demand as a result of the COVID-19 pandemic, which outpaced the impact of carryover distribution losses and decreased food-away-from-home demand. Pricing increased due to reduced trade spend. Organic net sales in the Meal Preparation segment increased by 1.3% year-over-year.

Direct operating income as a percentage of net sales decreased 1.3 percentage points in the fourth quarter of 2020 compared to the fourth quarter of 2019. This decrease was due to increased COVID-19 related operational costs primarily from labor shortages and higher freight costs due to reduced market capacity and an increase in spot market usage. These declines were partially offset by favorable channel mix and additional income due to the inclusion of the business from the pasta acquisition.

Snacking & Beverages

Net sales in the Snacking & Beverages segment increased $17.4 million, or 3.9%, in the fourth quarter of 2020 compared to the fourth quarter of 2019. The change in net sales was due to favorable volume/mix from increased distribution gains, innovation, and increased retail demand as a result of the COVID-19 pandemic, which outpaced the impact of carryover distribution losses and lower volume due to the divestiture of the two In-Store Bakery facilities. Organic net sales in the Snacking & Beverages segment increased 8.1% year-over-year.

Direct operating income as a percentage of net sales increased 1.6 percentage points in the fourth quarter of 2020 compared to the fourth quarter of 2019. The increase primarily resulted from productivity gains associated with higher operational throughput at our network of manufacturing and distribution facilities in response to the increased demand due to COVID-19. This increase was partially offset by higher freight costs due to reduced market capacity and an increase in spot market usage and increased COVID-19 related operational costs primarily from labor shortages.

YEAR TO DATE 2020 SEGMENT RESULTS

	Twelve Months Ended December 31,
	Meal Preparation		Snacking & Beverages
	2020	2019	2020	2019
	(unaudited, dollars in millions)
Net sales	$2,701.4	$2,680.7	$1,649.4	$1,608.2
Direct operating income	370.6	381.3	234.6	192.8
Direct operating income percent	13.7%	14.2%	14.2%	12.0%

The change in net sales from 2019 to 2020 was due to the following:

	Twelve Months Ended December 31,
	Meal Preparation		Snacking & Beverages
	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2019 Net sales	$2,680.7		$1,608.2
Volume/mix excluding SKU rationalization, divestitures, and acquisitions	14.5	0.5%	101.0	6.3%
Pricing	(3.2)	(0.1)	3.5	0.2
Volume/mix related to divestitures	—	—	(59.4)	(3.7)
Acquisition	11.6	0.5	—	—
SKU rationalization	—	—	(3.4)	(0.2)
Foreign currency	(2.2)	(0.1)	(0.5)	—
2020 Net sales	$2,701.4	0.8%	$1,649.4	2.6%

Volume/mix related to divestitures		—		3.7
Acquisition		(0.5)		—
SKU rationalization		—		0.2
Foreign currency		0.1		—
Percent change in organic net sales		0.4%		6.5%

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s fourth quarter earnings and its outlook will be held at 8:30 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company’s website at www.treehousefoods.com/investors/investor-overview/default.aspx.

ACQUISITION

On December 11, 2020, the Company completed the acquisition of the majority of the U.S. branded pasta portfolio as well as a manufacturing facility in St. Louis, Missouri of Riviana Foods, Inc. ("Riviana Foods"), a subsidiary of Ebro Foods, S.A. ("Ebro Foods"). The pasta acquisition was accounted for under the acquisition method of accounting and the results of operations were included in our Consolidated Financial Statements from the date of acquisition in the Meal Preparation segment.

DISCONTINUED OPERATIONS

Beginning in the third quarter of 2019, the Company determined that both its Snacks division, sold on August 1, 2019, and its Ready-to-eat Cereal business met the discontinued operations criteria and, as such, both businesses have been excluded from continuing operations and segment results for all periods presented.

ASSETS HELD FOR SALE

During the fourth quarter of 2019, the Company reached the decision to sell two of its In-Store Bakery facilities located in Fridley, Minnesota and Lodi, California. These two facilities are within the Snacking & Beverages reporting segment. On January 10, 2020, the Company entered into a definitive agreement to sell these facilities. On April 17, 2020, the Company completed the sale of these facilities. The Company determined the associated assets met the held for sale accounting criteria as of December 31, 2019 and were classified accordingly in the Consolidated Balance Sheets. These two facilities did not meet the criteria to be presented as a discontinued operation.

COMPARISON OF NON-GAAP INFORMATION TO GAAP INFORMATION

The Company has included in this release measures of financial performance that are not defined by GAAP ("Non-GAAP"). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s Consolidated Balance Sheets, Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income (Loss), Consolidated Statements of Stockholders' Equity, and the Consolidated Statements of Cash Flows. The Company believes these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these Non-GAAP financial measures, the Company provides a reconciliation between the most directly comparable GAAP measure and the Non-GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

Organic Net Sales

Organic net sales is defined as net sales excluding the impacts of SKU rationalization, net sales associated with the pasta acquisition from Riviana Foods, foreign currency, and the net sales associated with the divestiture of the In-Store Bakery facilities, which closed on April 17, 2020. This information is provided in order to allow investors to make meaningful comparisons of the Company's sales between periods and to view the Company's business from the same perspective as Company management.

Adjusted Earnings Per Diluted Share from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted earnings per diluted share from continuing operations ("adjusted diluted EPS") reflects adjustments to GAAP earnings (loss) per diluted share from continuing operations to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, divestiture, and related costs, mark-to-market adjustments on derivative contracts, foreign currency exchange impact on the re-measurement of intercompany notes, restructuring programs, impairment of assets, the impact of the COVID-19 pandemic, and other items that may arise from time to time that would impact comparability, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. The reconciliation of the GAAP measure of diluted earnings (loss) per share from continuing operations as presented in the Consolidated Statements of Operations, excluding certain items affecting comparability, to adjusted diluted earnings per share from continuing operations is presented above.

Adjusted Net Income from Continuing Operations, Adjusted EBIT from Continuing Operations, Adjusted EBITDA from Continuing Operations, Adjusted Net Income Margin from Continuing Operations, Adjusted EBIT Margin from Continuing Operations, and Adjusted EBITDA Margin from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted net income from continuing operations represents GAAP net income (loss) from continuing operations as reported in the Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS section above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Directors' measurement of the Company’s performance for incentive compensation purposes and is the basis of calculating the adjusted diluted EPS from continuing operations metric outlined above.

Adjusted EBIT from continuing operations represents adjusted net income from continuing operations before interest expense, interest income, and income tax expense. Adjusted EBITDA from continuing operations represents adjusted EBIT from continuing operations before depreciation and amortization expense. Adjusted EBIT from continuing operations and adjusted EBITDA from continuing operations are performance measures commonly used by management to assess operating performance, and the Company believes they are commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance between periods.

Adjusted net income margin from continuing operations, adjusted EBIT margin from continuing operations, and adjusted EBITDA margin from continuing operations are calculated as the respective metric defined above as a percentage of net sales as reported in the Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS from continuing operations section above.

A full reconciliation between the relevant GAAP measure of reported net income (loss) from continuing operations for the three and twelve month periods ended December 31, 2020 and 2019 calculated according to GAAP, adjusted net income from continuing operations, adjusted EBIT from continuing operations, and adjusted EBITDA from continuing operations is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow from Continuing Operations

In addition to measuring the Company’s cash flow generation and usage based upon the operating, investing, and financing classifications included in the Consolidated Statements of Cash Flows, we also measure free cash flow from continuing operations which represents net cash provided by operating activities from continuing operations less capital expenditures. The Company believes free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, repurchasing outstanding senior debt, and repurchasing common stock. A reconciliation between the relevant GAAP measure of cash provided by operating activities from continuing operations for the twelve months ended December 31, 2020 and 2019 calculated according to GAAP and free cash flow from continuing operations is presented in the attached tables.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading manufacturer and distributor of private label packaged foods and beverages in North America. We have approximately 40 production facilities across North America and Italy, and our vision is to be the undisputed solutions leader for custom brands for our customers. Our extensive product portfolio includes snacking, beverages, and meal preparation products, available in shelf stable, refrigerated, frozen, and fresh formats. We have a comprehensive offering of packaging formats and flavor profiles, and we also offer clean label, organic, and preservative-free ingredients across almost our entire portfolio. Our purpose is to make high quality food and beverages affordable to all.

Additional information, including TreeHouse’s most recent Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words "anticipate," "believe," "estimate," "project," "expect," "intend," "plan," "should," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: risks related to the impact of the ongoing COVID-19 outbreak on our business, suppliers, consumers, customers and employees; the success of our restructuring programs, our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; disruptions or inefficiencies in our supply chain and/or operations, including from the ongoing COVID-19 outbreak; our ability to continue to make acquisitions in accordance with our business strategy or effectively manage the growth from acquisitions; changes and developments affecting our industry, including consumer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; disruptions in or failures of our information technology systems; labor strikes or work stoppages; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2019, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions, except per share data)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$364.6	$202.3
Receivables, net of allowance for doubtful accounts of $0.3 and $0.9	308.8	270.6
Inventories	598.6	544.0
Prepaid expenses and other current assets	86.1	44.5
Assets held for sale	—	27.0
Assets of discontinued operations	70.7	131.1
Total current assets	1,428.8	1,219.5
Property, plant, and equipment, net	1,070.0	1,045.2
Operating lease right-of-use assets	160.7	175.3
Goodwill	2,178.7	2,107.3
Intangible assets, net	615.0	554.7
Other assets, net	32.5	37.4
Total assets	$5,485.7	$5,139.4
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$627.7	$508.4
Accrued expenses	340.6	273.2
Current portion of long-term debt	15.7	15.3
Liabilities of discontinued operations	6.7	16.5
Total current liabilities	990.7	813.4
Long-term debt	2,199.0	2,091.7
Operating lease liabilities	144.5	158.5
Deferred income taxes	158.3	101.5
Other long-term liabilities	128.2	143.4
Total liabilities	3,620.7	3,308.5
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10.0 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 90.0 shares authorized, 55.9 and 56.2 shares outstanding, respectively	0.6	0.6
Treasury stock	(108.3)	(83.3)
Additional paid-in capital	2,179.9	2,154.6
Accumulated deficit	(143.2)	(157.0)
Accumulated other comprehensive loss	(64.0)	(84.0)
Total stockholders’ equity	1,865.0	1,830.9
Total liabilities and stockholders’ equity	$5,485.7	$5,139.4

TREEHOUSE FOODS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net sales	$1,177.2	$1,139.5	$4,349.7	$4,288.9
Cost of sales	949.3	914.4	3,547.5	3,492.1
Gross profit	227.9	225.1	802.2	796.8
Operating expenses:
Selling and distribution	75.1	65.7	263.0	256.9
General and administrative	60.0	53.3	248.3	253.2
Amortization expense	18.2	17.7	70.7	74.1
Asset impairment	—	41.1	—	129.1
Other operating expense, net	20.8	15.4	71.1	99.6
Total operating expenses	174.1	193.2	653.1	812.9
Operating income (loss)	53.8	31.9	149.1	(16.1)
Other expense (income):
Interest expense	26.9	23.9	104.8	102.4
Loss on extinguishment of debt	—	—	1.2	—
(Gain) loss on foreign currency exchange	(5.8)	(2.2)	(1.7)	(3.5)
Other (income) expense, net	(23.8)	(9.7)	27.7	40.8
Total other (income) expense	(2.7)	12.0	132.0	139.7
Income (loss) before income taxes	56.5	19.9	17.1	(155.8)
Income tax (benefit) expense	(16.7)	4.6	(32.1)	(45.5)
Net income (loss) from continuing operations	$73.2	$15.3	$49.2	$(110.3)
Net (loss) income from discontinued operations	(38.8)	0.2	(35.4)	(250.7)
Net income (loss)	$34.4	$15.5	$13.8	$(361.0)

Earnings (loss) per common share - basic:
Continuing operations	$1.30	$0.27	$0.87	$(1.96)
Discontinued operations	(0.69)	—	(0.63)	(4.46)
Earnings (loss) per share basic (1)	$0.61	$0.27	$0.24	$(6.42)

Earnings (loss) per common share - diluted:
Continuing operations	$1.29	$0.27	$0.87	$(1.96)
Discontinued operations	(0.69)	—	(0.62)	(4.46)
Earnings (loss) per share diluted (1)	$0.61	$0.27	$0.24	$(6.42)

Weighted average common shares:
Basic	56.3	56.3	56.5	56.2
Diluted	56.6	56.6	56.7	56.2

Supplemental Information:
Depreciation and amortization	$52.7	$53.3	$203.2	$210.6

(1) The sum of the individual per share amounts may not add due to rounding.

The following table reconciles the Company’s net income (loss) from continuing operations to adjusted net income from continuing operations, adjusted EBIT from continuing operations, and adjusted EBITDA from continuing operations for the three and twelve months ended December 31, 2020 and 2019.
TREEHOUSE FOODS, INC.
RECONCILIATION OF NET INCOME (LOSS) FROM CONTINUING OPERATIONS TO ADJUSTED NET INCOME, ADJUSTED EBIT, AND ADJUSTED EBITDA FROM CONTINUING OPERATIONS
(Unaudited, in millions)

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2020	2019	2020	2019
Net income (loss) from continuing operations (GAAP)		$73.2	$15.3	$49.2	$(110.3)
Restructuring programs & other	(1)	21.3	15.5	72.8	105.7
Mark-to-market adjustments	(2)	(20.7)	(6.6)	29.9	47.0
COVID-19	(3)	10.5	—	23.2	—
Acquisition, integration, divestiture, and related costs	(4)	8.5	0.4	10.4	0.6
Litigation matter	(5)	—	—	9.0	25.0
Tax indemnification	(6)	(0.1)	(0.2)	5.1	1.6
Debt amendment and repurchase activity	(7)	—	—	1.2	—
Change in regulatory requirements	(8)	(0.4)	9.2	1.0	14.7
Executive management transition	(9)	—	2.9	0.3	2.9
Impairment	(10)	—	41.1	—	129.1
Multiemployer pension plan withdrawal	(11)	—	0.2	—	4.3
Foreign currency gain on re-measurement of intercompany notes	(12)	(5.7)	(2.4)	(0.4)	(5.0)
Less: Taxes on adjusting items		(26.2)	(12.9)	(47.1)	(80.5)
Adjusted net income from continuing operations (Non-GAAP)		60.4	62.5	154.6	135.1
Interest expense		26.9	23.9	104.8	102.4
Interest income (excluding COVID-19 interest income)		(0.1)	(0.2)	(4.1)	(4.8)
Income taxes (excluding COVID-19 tax benefit)		(11.9)	4.6	(2.3)	(45.5)
Add: Taxes on adjusting items		26.2	12.9	47.1	80.5
Adjusted EBIT from continuing operations (Non-GAAP)		101.5	103.7	300.1	267.7
Depreciation and amortization	(13)	52.7	52.8	203.0	206.8
Adjusted EBITDA from continuing operations (Non-GAAP)		$154.2	$156.5	$503.1	$474.5

Adjusted net income margin from continuing operations		5.1%	5.5%	3.6%	3.1%
Adjusted EBIT margin from continuing operations		8.6%	9.1%	6.9%	6.2%
Adjusted EBITDA margin from continuing operations		13.1%	13.7%	11.6%	11.1%

		Location in	Three Months Ended December 31,		Twelve Months Ended December 31,
		Consolidated Statements of Operations	2020	2019	2020	2019
			(unaudited in millions)
(1)	Restructuring programs & other	Other operating expense, net	$21.2	$14.9	$71.1	$99.3
		Cost of sales	0.1	0.6	0.9	4.4
		General and administrative	—	—	0.8	2.0
(2)	Mark-to-market adjustments	Other expense, net	(20.7)	(6.6)	29.9	47.0
(3)	COVID-19	Net sales	1.1	—	1.1	—
		Cost of sales	13.2	—	49.2	—
		Selling and distribution	1.6	—	1.6	—
		General and administrative	0.1	—	1.8	—
		Other expense, net	(0.7)	—	(0.7)	—
		Income tax benefit	(4.8)	—	(29.8)	—
(4)	Acquisition, integration, divestiture, and related costs	General and administrative	6.4	0.1	7.8	0.3
		Other operating expense, net	—	0.3	0.4	0.3
		Cost of sales	2.1	—	2.2	—
(5)	Litigation matter	General and administrative	—	—	9.0	25.0
(6)	Tax indemnification	Other expense, net	(0.1)	(0.2)	5.1	1.6
(7)	Debt amendment and repurchase activity	Loss on extinguishment of debt	—	—	1.2	—
(8)	Change in regulatory requirements	Cost of sales	(0.4)	7.4	(0.1)	11.4
		Selling and distribution	—	1.6	1.0	2.8
		General and administrative	—	0.2	0.1	0.5
(9)	Executive management transition	General and administrative	—	2.9	0.3	2.9
(10)	Impairment	Asset impairment	—	41.1	—	129.1
(11)	Multiemployer pension plan withdrawal	Cost of sales	—	0.2	—	4.3
(12)	Foreign currency gain on re-measurement of intercompany notes	(Gain) loss on foreign currency exchange	(5.7)	(2.4)	(0.4)	(5.0)
(13)	Depreciation included as an adjusting item	Cost of sales	—	0.5	0.2	2.2
		General and administrative	—	—	—	1.6

TREEHOUSE FOODS, INC.
CASH FLOW KEY METRICS
(Unaudited, in millions)

	Twelve Months Ended December 31,
	2020	2019
Net Cash Flows Provided By (Used In):
Operating activities of continuing operations	$403.6	$263.9
Investing activities of continuing operations	(330.4)	(139.3)
Financing activities of continuing operations	74.0	(206.9)
Cash flows from discontinued operations	11.1	115.0

TREEHOUSE FOODS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW FROM CONTINUING OPERATIONS
(Unaudited, in millions)

	Twelve Months Ended December 31,
	2020	2019
Cash flow provided by operating activities from continuing operations	$403.6	$263.9
Less: Capital expenditures	(105.7)	(146.8)
Free cash flow from continuing operations	$297.9	$117.1